UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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☐	Preliminary Proxy Statement
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☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☒	Soliciting Material Pursuant to §240.14a-12

Peerless Systems Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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The following letter was sent by Peerless Systems Corporation to Mr. Timothy Brog on May 11, 2007:

Peerless Systems	2381 Rosecrans Avenue Ste 400	voice: 310.536.0908
Corporation	El Segundo, California	fax: 310.536.0058
	90245	website: www.peerless.com

Via Facsimile Transmission and Overnight Delivery Service (212) 557-6140

Timothy Brog	Pembridge Value Opportunity Fund LP
Pembridge Value Advisors LLC	708 Third Avenue, 22nd Floor
2 Coventry Lane	New York, NY 10017
Riverside, CT 06878

Dear Mr. Brog:

Peerless’ board of directors has asked me to write to you on their behalf. We were disappointed to see the preliminary proxy statement filed by you and I wanted to set out some of the actions taken by the board to build shareholder value at Peerless and express my desire to engage in a productive dialog with you.

As we have previously discussed with shareholders, the board and management have implemented a comprehensive restructuring plan and made fundamental improvements to our corporate strategy to address the challenges and opportunities we perceive in our markets. The board of directors believes the measures we are taking to improve our operating and financial efficiency, together with the strategy we have developed to drive our business forward, will ensure our increased competitiveness and future success.

Moreover, our board of directors and management team are actively engaged and currently evaluating strategic alternatives to maximize shareholder value. We are moving ahead with this process expeditiously and will update the market in a timely fashion.

I can assure you that everyone at Peerless is focused on aggressively seeking opportunities to maximize shareholder value and implementing our strategy for success and the creation of value for all Peerless shareholders. As I mentioned on our previous call, I am happy to discuss your specific proposals. It would be more productive if you were willing to sign a non-disclosure agreement.

I hope that this letter addresses some of the concerns set out in your preliminary proxy. I am receptive to hearing the views of all our shareholders and will continue in our efforts to enhance the long-term value of our company.

El Segundo, California
May 11, 2007

Richard L. Roll
President, Chief Executive Officer and Director

cc:           Rahul Rimmy Malhotra
Eric S. Newman

Important Additional Information and Where to Find It

Peerless Systems Corporation filed a preliminary proxy statement in connection with its 2007 annual meeting of stockholders on May 11, 2007. Peerless’ stockholders are strongly advised to read the preliminary proxy statement and the accompanying BLUE proxy card, as they contain important information. When completed, a definitive proxy statement and an accompanying BLUE proxy card will be mailed to Peerless' stockholders. Stockholders will be able to obtain this proxy statement, any amendments or supplements to the proxy statement and other documents filed by Peerless Systems Corporation with the Securities and Exchange Commission for free at the Internet website maintained by the Securities and Exchange Commission at www.sec.gov. Copies of the proxy statement and any amendments and supplements to the proxy statement will also be available for free at Peerless’ Internet website at www.peerless.com or by writing to Corporate Secretary, Peerless Systems Corporation, 2381 Rosecrans Avenue, El Segundo, California, 90245. In addition, copies of the proxy materials may be requested by contacting our proxy solicitor, MacKenzie Partners, Inc., toll-free at (800) 322-2885 or call collect at (212) 929-5500 or by email at proxy@mackenziepartners.com. Detailed information regarding the names, affiliations and interests of individuals who are participants in the solicitation of proxies of Peerless' shareholders is available in the Preliminary Proxy Statement filed with the Securities and Exchange Commission on May 11, 2007.

Contacts

Peerless Systems Corporation:
John Rigali
Chief Financial Officer
(310) 297-3146

Media Contact:
Joele Frank or Tim Lynch
Joele Frank, Wilkinson Brimmer Katcher
(212) 355-4449

Investors Contact:
Geoff High
Pfeiffer High Investor Relations, Inc.
(303) 393-7044

Source: Peerless Systems Corporation